Exhibit 10.5

Mass Media & Universal International Advertising Co., Ltd.

EQUITY TRANSFER AGREEMENT

Transferor:	Shenzhen Guang Er Gao Zhi Co., Ltd. (“Party A”)

Address:	Suite 610A, Main Building, Tian’an Cyber Times Tower, Chegongmiao, Futian District, Shenzhen

Transferee:	Universal International Advertising Limited (“Party B”)

Address:	Trident Chambers, Road Town, Tortola, British Virgin Islands

Mass Media & Universal International Advertising Co., Ltd. (the “Company”) was established in August 14, 2006, with a registered capital of RMB50 million. The Company is currently an equity joint venture 30% owned by Shenzhen Guang Er Gao Zhi Co., Ltd. (“Party A”) and 70% owned by Universal International Advertising Limited (“Party B”). Party A wishes to transfer its 30% equity interests in the Company to Party B, and Party B wishes to accept the transfer. With the approval of the Company’s Board of Directors and through consultations, Party A and Party B (each a “Party”, and collectively the “Parties”) have reached the following agreement (“Agreement”) in connection with the transfer of the equity interests:

1.	Equity Transfer Price; Payment Term and Method:

1.1	Party A owns 30% of the equity interests of the Company. Pursuant to the original Articles of Association of the Company, Party A shall invest RMB 15 million to the Company, which the amount has been paid. Party A hereby transfers its 30% equity interests in the Company to Party B at the price of RMB 15 million.

1.2	Party B shall pay the said equity transfer price to Party A by bank transfer in the currency and amount specified in the above Clause in one lump sum within six (6) months from the effective date of this Agreement.

2.	Party A warrants that it possesses full and valid right of disposal over the equity interests it proposes to transfer to Party B, and that the equity interests are free and clear of any liens or third party claims and are not under seizure. Party A shall assume all financial and legal liabilities arising from any of its false warranties, if any.

3.	Profit and Loss (including Debt and Credit) Allocation

3.1	After the effective date of this Agreement, Party B will share the profit, risk and loss of the Company pro rata based on its share of equity interests of the Company (including the debt and credit of these equity interests before the transfer).

3.2	Where Party A fails to inform Party B truthfully of the Company’s pre-transfer indebtedness when signing this Agreement, which causes Party B to suffer loss after becoming a shareholder of the Company, Party B shall be entitled to seek recovery from Party A for such loss.

4.	Default Liability

4.1	The Parties must voluntarily abide by this Agreement once it becomes effective. Either Party that fails to fully perform its obligations hereunder in accordance with this Agreement shall be held liable for its default in accordance with the laws and this Agreement.

4.2	If Party B fails to pay the equity transfer price at the scheduled time, it shall pay Party A liquidated damages at the rate of 0.03% of the overdue amount of the equity transfer price for each day overdue.

4.3	If Party B cannot complete the change registration procedures as scheduled for any reason attributable to Party A, for each day delayed Party A shall pay liquidated damages to Party B at the rate of 0.03% of the equity transfer price already paid by Party B. If Party A’s default has caused economic loss to Party B, and the liquidated damages paid by Party A are not enough to cover Party B’s actual loss, Party A shall pay extra compensation to Party B.

5.	Dispute Resolution

Any dispute arising from the performance of this Agreement shall be settled through friendly negotiations between the Parties. Disputes that cannot be settled through negotiations shall be submitted to the competent People’s Court.

6.	Amendment and Termination

This Agreement may be amended or terminated in case of either of the following circumstances:

(i)	The Agreement cannot be performed due to any force majeure event;

(ii)	Due to any change in circumstances, the amendment or termination has been agreed by both Parties through consultations.

Amendment or termination agreements entered into by the parties concerned can only become effective after being notarized by the notary public office of Futian District and approved by the relevant review and approval authorities.

7.	Expenses

Expenses relating to, among other things, notarization, audit and change registration with the administrative department for industry and commerce that occurred in the course of the equity transfer shall be borne by Party B.

8.	Effectiveness

This Agreement shall come into effect after it is signed by both Parties and notarized by the notary public office of Futian District. The Parties shall complete the change registration procedures with the relevant authority of the Administration for Industrial and Commerce in a timely manner in accordance with the laws after the effective date of this Agreement.

9.	This Agreement is executed in six (6) copies. Party A and Party B will each hold one (1) copy. The Company and the notary public office will each hold one (1) copy. The other two (2) copies will be filed with relevant departments.

SIGNATURE PAGE

Transferor:		Transferee:

Shenzhen Guang Er Gao Zhi Co., Ltd.		Universal International Advertising Limited

/s/ Xing Haiyan		/s/ Wang Shengcheng
Name:	XING Haiyan	Name:	WANG Shengcheng
Title:	Executive Director	Title:	Chairman of the Board

Date:		Date:

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